EXHIBIT 99.1
HealthMarkets, Inc.

InVest Stock Ownership Plan
(Effective January 1, 2010)
(“ISOP”)

Sponsoring Company	Participating Agencies

HealthMarkets, Inc.	InSphere Insurance Solutions, Inc.
9151 Boulevard 26	9151 Boulevard 26
North Richland Hills, Texas 76180	North Richland Hills, Texas 76180
For Information Contact:
Ms. Karie Graves
HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, Texas 76180
(817) 255-3839
Karie.Graves@HealthMarkets.com

HEALTHMARKETS, INC.
InVest STOCK OWNERSHIP PLAN (“ISOP”)
ARTICLE I.
DEFINITIONS
     The following capitalized terms shall have the respective meaning assigned to them below.
     1.1. “Administrator” means HealthMarkets, or any person or persons authorized by the Board to administer the ISOP.
     1.2. “Affiliates” means a wholly-owned direct or indirect subsidiary of HealthMarkets.
     1.3. “Agent” means any independent insurance agent who is a contracted or associated with a Participating Agency and who is not an employee of such Participating Agency.
     1.4. “Agent Account” means a separate book account of the monetary transactions between a Participating Agency and an Agent or Employee Participant with respect to advances, commissions and related transactions on insurance policies and/or ancillary products sold through a Participating Agency.
     1.5. “Agent Participant” or “Participating Agent” means a Participant who is an Agent.
     1.6. “Base Monthly Contribution” means the amount that a Participant elects to contribute, each month to his or her Contribution Account (exclusive of any Enhancement Amount), within the limits and as calculated under the formula set forth in the Contribution Addendum for each applicable Participating Agency, which Addenda are incorporated by reference into this ISOP plan document. In no event shall the Base Monthly Contribution exceed $2,000. Notwithstanding the foregoing, the Base Monthly Contribution shall not exceed $3,000 during the period beginning on January 1, 2010 and ending on December 31, 2010 (the “New Horizon Period”) for any Participant so long as: (i) the Participant has completed in a timely manner any New Horizon enrollment form(s) required by the Administrator and (ii) the Participant does not request during the New Horizon Period a partial withdrawal under Section 11.2 (other than a partial withdrawal under Section 11.2(a)(3)), a complete withdrawal under Section 11.3 (other than a complete withdrawal under Section 11.3(b) as a result of death or Disability) or a special ISOP distribution and withdrawal under Section 11.5 (other than a special ISOP distribution and withdrawal under Section 11.5(a) as of the Initial Dream Team I Withdrawal Date, but not in any period succeeding the Initial Dream Team I Withdrawal Date). The additional $1,000 maximum Base Monthly Contribution available to Participants during the New Horizon Period shall be referred to herein as the “New Horizon Enhancement.”
     1.7. “Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under Section 11.10.
     1.8. “Board” shall mean the Board of Directors of HealthMarkets as constituted from time to time.

     1.9. “Bonus Credit Addendum” means the addendum filed with the Administrator by each Participating Agency, as amended from time to time, setting forth the calculations and requirements for each bonus program for which Matching Credits will be credited to a Participant’s Matching Account.
     1.10. “Bonus Credits” means Equivalent Shares which a Participating Agency in its sole discretion may request the Administrator on behalf of HealthMarkets to post to Matching Accounts of certain Participants, including but not limited to any credits under the Initial Ownership Program or any other cash and wealth program of HealthMarkets or any Participating Agency or Affiliate transferred to the Matching Program as set forth in the Bonus Credit Addendum.
     1.11. “Calendar Year” means the twelve-month period commencing on January 1 and ending on December 31.
     1.12. “Contract” means the independent insurance agent contract between the Participant and a Participating Agency.
     1.13. “Contribution” means the amount contributed under Article IV by any Participant.
     1.14. “Contribution Account” shall have the meaning set forth in Section 7.1 hereof.
     1.15. “Contribution Addendum” means the addendum filed with the Administrator by each Participating Agency, as amended from time to time, setting forth the allowable Base Monthly Contribution for such Participating Agency’s Participants, as in effect from time to time.
     1.16. “Contribution Program” means that portion of the ISOP primarily described in Article IV hereof.
     1.17. “Credit Date” means the date that the Administrator credits Shares to the Participant’s Contribution Account.
     1.18. “Disability” means (i) for a Participant who has not attained full Social Security retirement age, the physical or mental disability of such Participant that constitutes a total disability as determined by the Social Security Administration and (ii) for a Employee Participant who has attained full Social Security retirement age, the physical or mental disability of such Participant that constitutes a total disability as determined by the Plan Administrator.
     1.19. “Dividend Credits” means Equivalent Shares that the Administrator posts to each Participant’s Matching Account in any month on behalf of HealthMarkets pursuant to Section 9.4.
     1.20. “Dream Team I Shares” at any date of determination shall mean the Initial Dream Team I Share Balance (as such term is defined in Section 11.5(a) hereof ) less the number of Shares withdrawn from ISOP as of such date in accordance with Section 11.5(a); “Dream Team II Shares” at any date of determination shall mean the Initial Dream Team II Share Balance (as such term is defined in Section 11.5(b) hereof ) less the number of Shares withdrawn from ISOP as of such date in accordance with Section 11.5(b); and “Dream Team III Shares” at any date of determination shall mean the Initial Dream Team III Share Balance (as such term is defined in Section 11.5(c) hereof) less the number of Shares withdrawn from ISOP as of such date in accordance with Section 11.5(c).
     1.21. “Effective Date” means January 1, 2010.

     1.22. “Employee Participant” or “Participating Employee” shall mean an employee of an Employer who is designated by the Administrator as eligible to participate in the Plan and who elects to participate in the Plan.
     1.23. “Employer” shall mean HealthMarkets, and any Affiliate of HealthMarkets.
     1.24. “Enhancement Amount” means the amount, if any, by which a Participant elects under Section 4.3 to increase his or her monthly Contribution over the Base Monthly Contribution.
     1.25. “Equivalent Shares” means a book credit representing the number of whole Shares which would have been purchased had Matching Credits been invested in Shares on the date such credits were posted to each Participant’s Matching Account.
     1.26. “Fair Market Value” of a Share shall be determined as of each Valuation Date or Special Dividend Valuation Date, as applicable, by the Board in good faith. In determining “Fair Market Value,” the Board will consider (among other factors it deems appropriate) the valuation prepared by The Blackstone Group (“Blackstone”) in the ordinary course of business for reporting to its advisory board and investors. Following each Valuation Date or Special Dividend Valuation Date, as applicable, Blackstone will deliver to the Board its current valuation by no later than the earlier of: (1) any public announcement of the Company’s financial results for the most recent fiscal period, or (2) the day that the Company files with the United States Securities and Exchange Commission (the “SEC”) its next Quarterly Report on Form 10-Q or, in the case of a Valuation Date coinciding with December 31 of each Plan Year, by no later than the date that the Company files with the SEC its next Annual Report on Form 10-K, and promptly thereafter the Board shall deliver to HealthMarkets, the Administrator and each Participating Agency its determination of Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. References throughout this plan document to the “current” or “then” Fair Market Value or the Fair Market Value “as of” a particular date shall be deemed to mean, in each case, the Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. Notwithstanding the foregoing, if there is a regular public trading market for such Shares, “Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ.
     1.27. “Forfeiture Credit Pools” means separate pools of Matching Credits, Dividend Credits and/or certain Bonus Credits, in each case which are forfeited under Article X by Participants in the Matching Program who experience a Termination Date or a Complete Withdrawal under Section 11.3(a) of the ISOP between July 1 of the prior Plan Year and June 30 of the current Plan Year. No Forfeiture Credit Pools shall accrue or be reallocated following June 30, 2010 and thereafter all forfeitures shall once again become available for issuance under the ISOP.
     1.28. “Forfeiture Credits” means Matching Credits, Dividend Credits and/or certain Bonus Credits transferred by the Administrator on June 30, 2010 from the Forfeiture Credit Pools to the Matching Accounts of Participants who qualify under Section 9.3.
     1.29. “First Year Commission Equivalent” or “FYCE” means the annualized first year commission for a new policy calculated at issue and multiplied by a weighting factor designated by the applicable Participating Agency.
     1.30. “HealthMarkets” means HealthMarkets, Inc., a Delaware corporation.

     1.31. “Indebtedness” shall mean any and all indebtedness (including the principal thereof and any and all interest accrued thereon) of a Participant owing to HealthMarkets, a Participating Agency or any Affiliates.
     1.32. “Initial Ownership Credit” means a credit posted to the Matching Account of an Initial Ownership Program Participant pursuant to the terms of such program as set forth herein. The Initial Ownership Credit shall be in the form of Equivalent Shares equal to the number of Shares that could be purchased with an eligible Participant’s Initial Ownership Credit Amount.
     1.33. “Initial Ownership Credit Addendum” means the addendum filed with the Administrator by each Participating Agency, which sets forth the Initial Ownership Credit Amount applicable to the Participating Agency’s Participants in the Initial Ownership Program. Such Initial Ownership Credit Addenda are incorporated by reference into this plan document.
     1.34. “Initial Ownership Credit Amount” means an amount equal to a predetermined percentage of an eligible Participant’s First Year Commission Equivalents during the period described below during which the Participant is an Initial Ownership Program Participant. For purposes of the Initial Ownership Program, the period for determining an Initial Ownership Program Participant’s Initial Ownership Credit Amount shall commence on the date the Agent initially contracts with the Participating Agency or the Employee Participant’s date of designation as a Participant under Section 3.1 and ends on the December 31 of the first full Calendar Year thereafter; provided that the Agent is continuously contracted with the Participating Agency during such period and the Employee-Participant is continuously employed with an Employer, as applicable. The percentage used to determine the Initial Ownership Credit Amount shall be designated from time to time by each Participating Agency in an Initial Ownership Credit Addendum; provided, however, that such percentage is initially established at ten percent (10%). Notwithstanding the foregoing, for each Agent Participant contracted as of December 31, 2009 and participating in the Initial Ownership Program during the period beginning on the Effective Date and ending on December 31, 2010 (the “New Horizon Period”), such percentage shall be increased and shall be equal to twenty percent (20%) with respect to such eligible Participant’s calculated FYCE’s paid during the New Horizon Period so long as the Participant does not request during the New Horizon Period a partial withdrawal under Section 11.2 (other than a partial withdrawal under Section 11.2(a)(3)), a complete withdrawal under Section 11.3 (other than a complete withdrawal under Section 11.3(b) as a result of death or Disability) or a special distribution and withdrawal under Section 11.5 (other than a special distribution and withdrawal under Section 11.5(a) as of the Initial Dream Team I Withdrawal Date, but not in any period succeeding the Initial Dream Team I Withdrawal Date). The additional ten percent (10%) added to the maximum percentage used to determine the Initial Ownership Credit Amount during the New Horizon Period shall be referred to herein as the “New Horizon Enhancement.” Initial Ownership Credit Amounts accumulated in the Predecessor Plans prior to the Effective Date shall be carried forward without adjustment.
     1.35. “Initial Ownership Program” shall mean the program primarily described in Article V hereof.
     1.36. “Initial Ownership Program Participant” means a Participant who is a participant in the Initial Ownership Program in accordance with Section 3.2.
     1.37. “ISOP” means this HealthMarkets InVest Stock Ownership Plan.
     1.38. “Matching Account” means a separate book account of each Participant’s Matching Program Equivalent Shares, as maintained by the Administrator.

     1.39. “Matching Credit” means Equivalent Shares that the Administrator posts to each Participant’s Matching Account in any month on behalf of HealthMarkets, pursuant to Section 9.1.
     1.40. “Matching Percentage” means the percentage designated from time to time by each Participating Agency on a Total Credit Addendum for purposes of determining the Matching Credits to be posted pursuant to Section 9.1 to a Participant’s Matching Account by the Administrator on behalf of HealthMarkets; provided, however, that the Matching Percentage is established initially at one hundred percent (100%). Notwithstanding the foregoing, subject to the last sentence of this Section 1.40, the Matching Percentage shall be increased and shall be equal to two hundred percent (200%) with respect to such eligible Participant’s Matching Credits posted during the period beginning on the Effective Date and ending on December 31, 2010 (the “New Horizon Period”) for any Agent Participant contracted as of December 31, 2009 so long as: (i) the Participant has completed in a timely manner any New Horizon enrollment form(s) required by the Administrator and (ii) the Participant does not request during the New Horizon Period a partial withdrawal under Section 11.2 (other than a partial withdrawal under Section 11.2(a)(3)), a complete withdrawal under Section 11.3 (other than a complete withdrawal under Section 11.3(b) as a result of death or Disability) or a special distribution and withdrawal under Section 11.5 (other than a special distribution and withdrawal under Section 11.5(a) as of the Initial Dream Team I Withdrawal Date, but not in any period succeeding the Initial Dream Team I Withdrawal Date). The additional one hundred percent (100%) added to the Matching Percentage during the New Horizon Period, together with the additional $1,000 added to the maximum monthly Matching Credit during the New Horizon Period as described in the first sentence of Section 9.1, shall be referred to herein as the “New Horizon Enhancement.” The New Horizon Enhancement shall apply only during the period of the Agent Participant’s enrollment in New Horizon and shall apply solely to first year commissions and/or compensation and not to renewal commissions and/or compensation.
     1.41. “Matching Program” shall mean the program primarily described in Article IX hereof.
     1.42. “Participant” means any individual who contributed to a Predecessor Plan and who has not experienced a complete withdrawal under Section 11.3, and any individual who is or becomes eligible for and elects to participate in the ISOP. Unless otherwise specifically provided herein, the term Participant shall include all Participants, including Agent Participants and Employee Participants.
     1.43. “Participating Agency” means any insurance agency, Employer or other company or organization, which, with the consent of HealthMarkets, adopts the ISOP.
     1.44. “Period of Ineligibility” means a period of twelve (12) full calendar months during which a person who was a Participant in the ISOP (excluding an Initial Ownership Program Participant) prior to the commencement of such period is not eligible to participate in ISOP, in accordance with Section 3.4 due to such Participant’s complete withdrawal under Section 11.3(a).
     1.45. “Plan Administrative Committee” shall have the meaning set forth in Section 2.8(b) hereof.
     1.46. “Plan Year” means the Calendar Year.
     1.47. “Predecessor Plans” shall have the meaning set forth in Section 2.1.
     1.48. “Share” means either a share of HealthMarkets’ Class A-1 common stock, $0.01 par value per share or a share of HealthMarkets’ Class A-2 common stock, $0.01 par value per share.

     1.49. “Special Dividend” means any cash dividend declared and paid by HealthMarkets with respect to Shares that has been designated by the Board as a Special Dividend for purposes of ISOP.
     1.50. “Special Dividend Valuation Date” shall mean the date on which the Board designates and declares a Special Dividend.
     1.51. “Termination Date” means (i) with respect to a Participating Agent, the date on which the Participant’s contractual relationship with a Participating Agency is terminated due to such Participant’s Disability or death, or the actual date on which the Participant otherwise ceases to be a contracted with a Participating Agency and (ii) with respect to a Participating Employee, the date on which such Participating Employee’s employment with all Employers cease; provided, however, that the direct transition of an individual from status as a Participating Agent to Participating Employee or from a Participating Employee to a Participating Agent shall not result in a Termination Date.
     1.52. “Total Credits” means Matching Credits, Bonus Credits, Forfeiture Credits, and Dividend Credits that the Administrator posts to Participants’ Matching Account, as set forth in Article IX.
     1.53. “Total Credit Addendum” means the addendum filed with the Administrator by each Participating Agency, as amended from time to time, which sets forth the production requirements and the Matching Percentage applicable to a Participating Agency or Employer. Such Total Credit Addenda are incorporated by reference into this ISOP plan document.
     1.54. “Total Vested Credit Payment” means the vested portion of the Total Credits transferred to a Participant’s Contribution Account pursuant to Section 10.7.
     1.55. “Valuation Date” shall mean each March 31, June 30, September 30 and December 31 of each Plan Year.
     1.56. “Years of Participation” means the number of consecutive full Plan Years elapsed since the date the Participant first became eligible to participate in ISOP and filed with the Administrator a properly completed ISOP Participant’s Election Form subsequent to the end of such Participant’s most recent Period of Ineligibility, if any. A Participant’s Years of Participation shall include Years of Participation under Predecessor Plans, subsequent to the end of such Participant’s most recent Period of Ineligibility, if any.
ARTICLE II.
GENERAL
     2.1. History and Purpose — HealthMarkets has previously established the following plans:
(a)	the HealthMarkets Agents’ Total Ownership Plan (“ATOP”);

(b)	the HealthMarkets Agents’ Contribution to Equity Plan (“ACE”);

(c)	the HealthMarkets Agents’ Matching Total Ownership Plan (“AMTOP”);

(d)	the HealthMarkets Agents’ Matching Agency Contribution Plan (“MAC”);

(e)	the HealthMarkets Initial Total Ownership Plan (“ITOP”); and

(f)	the HealthMarkets Agent Stock Accumulation Plan (“ASAP”).
Such plans, as amended from time to time, are referred to herein as the “Predecessor Plans.” Such Predecessor Plans are superseded by this ISOP and the rights of Participants with respect to accounts under the Predecessor Plans shall be determined under the ISOP. HealthMarkets maintained the Predecessor Plans and now maintains this ISOP to promote the mutual interests of HealthMarkets and its stockholders, on the one hand, and the agents contracted with Participating Agencies and employees of an Employer that sell insurance policies and/or ancillary products through a Participating Agency, on the other hand. Through the ISOP, HealthMarkets seeks to provide a continuing incentive to such agents and employees to sell insurance and ancillary products, thereby providing HealthMarkets and its stockholders with the benefit of having agents and employees whose performance is motivated through a closer identity of interests with HealthMarkets’ stockholders.
     2.2. Consolidated Agent Contribution and Matching Plans - As of the Effective Date, (a) the Predecessor Plans shall be consolidated into this plan and thereafter referred to as the “HealthMarkets InVest Stock Ownership Plan,” or “ISOP.” Except as otherwise specifically provided herein, as of the Effective Date the terms of this ISOP shall govern the terms of all outstanding Shares and Total Credits, including those originating under the Predecessor Plans.
     2.3. Shares — A total of 2,000,000 shares of HealthMarkets Class A-1 common stock shall be available for issuance under the ISOP and a total of 6,500,000 shares of HealthMarkets Class A-2 common stock shall be available for issuance under the ISOP, including 4,762,596 shares of HealthMarkets Class A-2 common stock which were formerly reserved for issuance under the Predecessor Plans. The rights and obligations of the holders of each Share of Class A-2 common stock shall be as set forth in the Certificate of Incorporation of HealthMarkets (the “Certificate of Incorporation”), the terms of which are specifically incorporated herein by reference, and the rights and obligations of holders of shares of HealthMarkets Class A-1 common stock shall be modified or supplemented, as the case may be, by the terms of any stockholders agreement or joinder agreement that the Plan Administrative Committee may require as a condition to the receipt of such Shares. The Shares with respect to which awards may be made under ISOP shall be Shares currently authorized but unissued, Shares currently held and/or Shares subsequently acquired by HealthMarkets or any Affiliate of HealthMarkets, as treasury shares (including Shares purchased on the open market or in private transactions). HealthMarkets will at all times reserve and keep available a sufficient number of Shares to satisfy the requirements of ISOP. In the event that Equivalent Shares are forfeited pursuant to the provisions of ISOP, such Equivalent Shares shall again be available for awards under ISOP. It shall be a condition to the receipt of any shares of Class A-1 common stock hereunder that the recipient of such share execute a joinder agreement or stockholders agreement in such form as HealthMarkets shall determine, in its sole discretion.
     2.4. Non-Qualified Plan — The ISOP is not intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) or an employee benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not subject to the vesting, funding, nondiscrimination, or other requirements imposed on such plans by the Code and ERISA.
     2.5. Applicable Laws — The ISOP shall be construed according to the internal laws of the State of Texas.
     2.6. Gender and Number — Where the context requires, words in any gender include the other gender, words in the singular include the plural, and words in the plural include the singular.

     2.7. Evidence — Evidence required of anyone under the ISOP may include, but is not limited to, valid certificates, affidavits, documents, or other information considered pertinent and reliable by the Administrator.
     2.8. ISOP Administration —
     (a) Subject in all respects to the provisions hereof, HealthMarkets hereby appoints the Administrator to control and manage the operation and administration of the ISOP.
     (b) The Administrator shall appoint the Plan Administrative Committee, to consist of five persons, of which four persons shall be members of management of the Company and one person shall be a representative designated by Blackstone (the “Blackstone Designee”). The initial members of the Plan Administrative Committee shall be Phillip J. Hildebrand, Steven P. Erwin, Timothy J. Roach, K. Alec Mahmood and Jason K. Giordano (who shall constitute the Blackstone Designee). Any vacancy occurring in the Plan Administrative Committee (by death or resignation or otherwise) may be filled by the affirmative vote of a majority of the remaining members; provided, however, that each such successor member of the Plan Administrative Committee shall be approved by Blackstone.
     (c) The Plan Administrative Committee shall act in an advisory capacity to the Administrator and the Board in connection with the administration of the ISOP. The Plan Administrative Committee shall meet as, if and when required under the terms of the ISOP, shall cause minutes of its proceedings to be prepared and shall regularly report to the Board with respect to its decisions and deliberations and otherwise upon the request of the Board. At all meetings of the Plan Administrative Committee, a majority of the members (which for this purpose must include the Blackstone Designee) shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at which a quorum is in attendance shall be the act of the Plan Administrative Committee, in each case if and so long as either the Board or the Blackstone Designee consents to the taking of such action by the Plan Administrative Committee.
     (d) Notice of meetings of the Plan Administrative Committee shall be made to each member within not less than two (2) business days prior to such meeting, which notice shall be made either (i) in person, (ii) in writing, (iii) by email, telecopy, or similar means, or (iv) by any other method permitted by law. Any action which may be taken at a meeting of the Plan Administrative Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members, and such consent shall have the same force and effect as a unanimous vote of such members. The consent may be in one or more counterparts so long as each member signs one of the counterparts. Members may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other.
     (e) The Company shall indemnify and hold harmless, to the full extent permitted by law, each of the members of the Plan Administrative Committee against any and all losses, claims, damages or liabilities, joint or several, and expenses (including without limitation reasonable attorneys’ fees and any and all reasonable expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) to which such member may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon the such person’s activities as a member of the Agent Plan Administration Committee. The provisions of this Section 2.8(e) are intended to be for the benefit of, and shall be enforceable by, each member of the Agent Plan Administration Committee and their respective successors, heirs and representatives.

     (f) A designee of each of the GS Investor Group and the DLJ Investor Group shall be entitled to notice of, to attend and to observe the proceedings of each meeting of the Plan Administrative Committee. For this purpose “DLJ Investor Group” shall mean DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., MBP IV Investors, L.P., CSFB Strategic Partners Holdings III, L.P. and any Permitted Transferee (as such term is defined in that certain Stockholders Agreement, dated as of April 5, 2006, between HealthMarkets and the stockholders named therein (the “Stockholders Agreement”)) thereof, and “GS Investor Group” shall mean Mulberry Holdings I, LLC and Mulberry Holdings II, LLC and any Permitted Transferee (as such term is defined in the Stockholders Agreement) thereof.
     (g) The Plan Administrative Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the ISOP, to administer the ISOP and to exercise all the powers and authorities either specifically granted to it under the ISOP or necessary or advisable in the administration of the ISOP, including the authority to act as the Administrator hereunder. All decisions, determinations and interpretations of the Plan Administrative Committee shall be final and binding on all persons, including but not limited to any Participant (or any person claiming any rights under the ISOP from or through any Participant). Without limiting the foregoing, the Plan Administrative Committee shall have the authority, in its discretion, to permit the amendment of an addendum to the ISOP at any time and in any manner.
     2.9. Action By HealthMarkets, Administrator, Plan Administrative Committee or Participating Agency — Any action required or permitted to be taken by HealthMarkets, the Administrator, the Plan Administrative Committee or any Participating Agency under the ISOP shall be taken by an officer duly authorized to take such action by the Board, the Administrator, the Plan Administrative Committee or the Participating Agency, as the case maybe. If a Participating Agency is not a corporation, any action required or permitted to be taken under the ISOP shall be by the individual or individuals authorized to take such action on behalf of a Participating Agency, as identified to Administrator. The Administrator shall have no duty to investigate or confirm the validity of such identified individual’s authority to act.
ARTICLE III.
PARTICIPATION
     3.1. General Eligibility And Participation — Subject to Section 3.4, each Agent will become eligible for participation in the ISOP (other than the Initial Ownership Program) after completion of one (1) full Calendar Year following the date the Agent entered into a written Contract with a Participating Agency during which the Agent is continuously contracted with a Participating Agency. An Agent shall become a Participating Agent in the ISOP as of the January 1 next following the date the Agent completes the above-stated eligibility requirements, if and so long as such Agent has filed with the Administrator, within the time period determined by the Administrator from time to time, a properly completed ISOP Participant’s Election Form (the “ISOP Participant’s Election Form”). Subject to Section 3.4, an employee of an Employer shall become a Participating Employee in the ISOP only following such time as the employee is designated as eligible to participate in the ISOP by HealthMarkets, the Administrator or the Plan Administrative Committee. Such an employee shall become a Participating Employee in the ISOP as of the January 1 next following the date of such designation, if and so long as such employee has filed with the Administrator, within the time period determined by the Administrator from time to time, a properly completed ISOP Participant’s Election Form (the “ISOP Participant’s Election Form”). Notwithstanding anything in the Plan to the contrary herein, an Agent shall only be a Participant hereunder if (and for so long as) such Agent meets the standard set forth in General Instruction A.1.(a)(2) of Form S-8 promulgated under the Securities Act of 1933 and is otherwise eligible under applicable federal and state securities laws. Any failure to meet such standard shall result in the immediate cessation of the Participant’s participation in the Contribution Program portion of the ISOP, provided, that the Participant may remain eligible to continue to vest in Matching Credits, subject to the other terms and conditions of this ISOP.
     3.2. Initial Ownership Program Participation — Each Agent of the Participating Agency and each eligible employee of an Employer shall become an Initial Ownership Program Participant on the date such Agent enters into a written Contract with the Participating Agency or the employee’s date of designation as a Participant under Section 3.1. Participation shall end on the earlier of the following:
(a)	the date the one-time Initial Ownership Credit is posted to the Participant’s Matching Account in accordance with Section 5.1; or

(b)	the date the Agent’s Contract is terminated, either by the Agent or the Participating Agency.

(c)	the date the employee’s employment is terminated, either by the employee or the Employer.

(d)	the date Plan Administrative Committee, in its sole discretion, allows the Participant to elect to participate in the ISOP prior to initial eligibility.
Participation in the Initial Ownership Program does not give any Participant the right to be credited with the one-time Initial Ownership Credit or any portion thereof unless the Participant satisfies all the Initial Ownership Credit eligibility requirements described in Section 3.3.
     3.3. Eligibility For Initial Ownership Credit — Subject to the terms and conditions of the Initial Ownership Program and the ISOP, each Initial Ownership Program Participant will become eligible for a one-time Initial Ownership Credit after the completion of one (1) full Calendar Year following (a) the date the Initial Ownership Program Agent Participant entered into a written Contract with the Participating Agency and during which the Initial Ownership Program Agent Participant is continuously contracted with the Participating Agency or (b) the date of the Initial Ownership Program Employee Participant’s designation as a Participant under Section 3.1 and during which the Initial Ownership Program Employee Participant is continually employed with an Employer, in either case provided such Initial Ownership Program Participant elects to participate in the ISOP by timely completing a Participant’s Election Form and such form has been received and acknowledged by the Administrator. An Initial Ownership Program Participant who does not submit a properly completed Participant’s Election Form (within the time period required by the Administrator) to elect to participate in the ISOP or does not meet Initial Ownership eligibility requirements shall not be eligible for the Initial Ownership Credit, but may be allowed to elect to participate in the other portions of the ISOP in accordance with its terms. An Initial Ownership Program Participant shall have his first opportunity to elect to participate in the ISOP during a period established by the Administrator, which period shall commence on or about the date the Initial Ownership Program Participant completes one (1) full Calendar Year following the date he or she enters into a written Contract with the Participating Agency (during which Calendar Year the Initial Ownership Program Participant is continuously contracted with the Participating Agency), in the case of an Agent Participant, or he or she is designated as a Participant under Section 3.1 (during which Calendar Year the Initial Ownership Program Participant is continuously employed with an Employer), in the case of an Employee Participant.
     3.4. Termination — A Participant’s participation in the ISOP shall terminate upon such Participant’s complete withdrawal under Section 11.3. Any Participant whose ISOP participation has terminated under this Section 3.4 due to a complete withdrawal under Section 11.3(a) shall not again be eligible to participate in the ISOP until the passage of twelve (12) full calendar months following the date of his or her complete withdrawal; provided, however, the Administrator shall have the authority (upon the approval of the Plan Administrative Committee) to waive the applicability of such waiting period for a Participant on a case by case basis. Any Participant whose ISOP participation has terminated under this Section 3.4 due to a complete withdrawal under Section 11.3(b) shall not again be eligible to participate in the ISOP until he or she subsequently satisfies the eligibility provisions of Section 3.1, without giving effect to any service prior to the Termination Date.
     3.5. Participation Not Contract Of Employment — The ISOP does not constitute a contract of employment, and ISOP participation does not give any Participant the right to be retained in the service of any Participating Agency or HealthMarkets either as an employee or an independent contractor, nor to any right or claim to any benefit under the ISOP, unless such right or claim has specifically accrued under the terms of the ISOP.
ARTICLE IV.
PARTICIPANT CONTRIBUTIONS AND AMOUNTS TRANSFERRED FROM MATCHING PROGRAM
     4.1. Amount Available For Contribution — Subject to Section 4.3, the amount credited each month to a Participant’s Contribution Account shall be equal to such Participant’s Base Monthly Contribution.
     4.2. Contributions — Notwithstanding any provision of ISOP to the contrary, a Participating Agency or Employer may in its sole discretion elect to suspend the right of a Participant to make a monthly Contribution at any time. The monthly Contribution for each Participant shall be equal to the dollar amount required to purchase on the Credit Date, in accordance with Section 6.1 and Section 6.2, the maximum possible number of whole Shares, based on the Fair Market Value of such Shares on the applicable Credit Date, without exceeding the Participant’s Base Monthly Contribution. If for a given month, the Base Monthly Contribution is less than the Fair Market Value of one Share on the Credit Date, the Participant will not be eligible to make a Contribution that month. Each month, the Participant’s Contribution, if any, shall be recorded as indicated in the Contribution Addendum.
     4.3. Enhancement Amount — At the commencement of participation in the ISOP, a Participant (excluding an Initial Ownership Program Participant) may elect on the ISOP Participant’s Election Form provided by the Administrator to enhance his or her monthly Contribution by an amount chosen by the Participant. A Participant’s elected Enhancement Amount may be equal to the Participant’s Base Monthly Contribution, or a lesser percentage amount. Any election to contribute an Enhancement Amount may be modified or suspended once during each calendar quarter by filing a new Election Form with the Administrator. Modifications or suspension elections will become effective as soon as administratively practicable after receipt of the new Election Form. Each month, the Participant’s Enhancement Amount, if any, shall be recorded as indicated in the Contribution Addendum.
     4.4. Election To Suspend Contributions — Each Participant may elect in writing to suspend his or her Contributions at any time. Contributions may be resumed following the receipt by the Administrator of a new Election Form filed by the Participant. Modifications or suspension elections will become effective as soon as administratively practicable after receipt of the new Election Form. If the Participant does not resume Contributions to ISOP within twelve (12) months after the date of the Participant’s last Contribution, the Participant shall be deemed to have elected a complete withdrawal under Section 11.3.

     4.5. Treatment of Existing Elections — As of the Effective Date, all Participants (excluding Initial Ownership Program Participants) must complete a new Election Form. The failure to complete a new Election Form will result in the suspension of Contributions in accordance with Section 4.4. The elections of Participants under the Predecessor Plans shall not remain in effect under the ISOP and (including with respect to the expiration of any enhancement period) except to the extent modified in accordance with the terms of the ISOP.
     4.6. Transfers From Matching Program — Subject to the terms of the Matching Program, Shares, or cash representing vested Total Credits credited to a Participant under the Matching Program may be transferred to a Participant’s Contribution Account from time to time. Transferred Shares shall, subject to the terms hereof, be credited to such Participant’s Contribution Account as soon as administratively practicable following the date the applicable Total Credits are vested under the Matching Program. Transferred cash will first be applied to required tax withholding or elected tax withdrawal, in accordance with Section 13.3 or 11.4, as applicable, and the remaining cash invested on behalf of the Participant in the number of Shares equal to the amount of cash divided by the Fair Market Value of each such Share on the Credit Date. In addition, in the discretion of the Administrator (upon the approval of the Plan Administrative Committee), Shares or cash representing certain credits awarded to an Agent under other programs maintained by HealthMarkets or a Participating Agency may be transferred to ISOP from time to time. Such transfers shall be administered in the same manner as are transfers from the Matching Program.
     4.7. Transfers From Predecessor Plans — As of the Effective Date, accounts of each participant in a Predecessor Plan with such an account shall be transferred to the ISOP and shall thereafter constitute an Contribution Account subject to the terms of the ISOP.
     4.8. Applicability. The provisions of this Article IV shall not apply to the Initial Ownership Program.
ARTICLE V.
INITIAL OWNERSHIP CREDITS
     5.1. Initial Ownership Credit — In the first calendar quarter of each year, the Administrator will post on behalf of a Participating Agency a one-time Initial Ownership Credit to the Matching Account of each Initial Ownership Program Participant then eligible for the Initial Ownership Credit in accordance with Section 3.3. Such Initial Ownership Credit shall equal a number of Equivalent Shares determined by dividing the eligible Initial Ownership Program Participant’s Initial Ownership Credit Amount by the Fair Market Value of Shares as of December 31 immediately preceding such posting date. The Initial Ownership Program Participant’s participation in the Initial Ownership Program shall end on the December 31 first preceding the date the Initial Ownership Credit is posted to his or her Matching Account.
     5.2. Treatment of Initial Ownership Credits under the Matching Program — Initial Ownership Credits shall become Bonus Credits hereunder. In no event shall such Bonus Credits, if forfeited, become a part of the Forfeiture Credit Pool. Except as set forth in the last sentence of this Section 5.2, Initial Ownership Credits shall vest in the same manner as all Matching Credits vest under the terms of the Matching Program. Accordingly, vesting of any Initial Ownership Credit shall commence only when a Participant has completed at least one “Year of Participation.” The period during which a Participant is solely an Initial Ownership Program Participant shall not be counted when determining the Agent’s vested percentage in any credits made to his Matching Account, and participation in the Initial Ownership Program shall not be counted when determining a Participant’s

“Years of Participation.” Notwithstanding anything in this Section 5.2 to the contrary, any Initial Ownership Credits posted to an Initial Ownership Program Participant’s Matching Account in connection with a New Horizon Enhancement shall remain unvested until January 1, 2011, on which date such Initial Ownership Credits shall become vested otherwise in accordance with the terms of Matching Program, with the Participant receiving credit for any vesting that otherwise would have occurred during the New Horizon Period.
ARTICLE VI.
PLAN INVESTMENTS
     6.1. Investment In Shares — HealthMarkets through the Administrator will invest each Participant’s ISOP Contributions in whole Shares. Shares acquired under this Plan may be Shares currently authorized but unissued, Shares currently held and/or Shares subsequently acquired by HealthMarkets or any Affiliate of HealthMarkets, as treasury shares (including Shares purchased on the open market or in private transactions). Investment of the Participant’s Contributions will be made as soon as administratively practicable following the date of receipt. Expenses incurred in making such investments, including brokerage commissions and transfer taxes, if any, may be paid from the Participant’s Contribution as determined the Administrator, in its sole discretion. Investment on behalf of a Participating Employee shall be in the form of shares of HealthMarkets Class A-1 common stock; investments on behalf of a Participating Agent shall be in the form of shares of HealthMarkets Class A-2 common stock.
     6.2. Share Price — If there is a regular public trading market for Shares, in any month HealthMarkets through the Administrator may purchase Shares (using borrowed funds) over a period of time prior to and including any Credit Date to facilitate the orderly acquisition of Shares for Participant’s Contribution Accounts, and the price of each whole Share credited to any Participant on the Credit Date for such month shall equal the Fair Market Value of such Shares for the month.
ARTICLE VII.
PARTICIPANT CONTRIBUTION ACCOUNTS
     7.1. Participant Contribution Accounts — HealthMarkets shall maintain under a trust established for such purpose a separate account (an “Contribution Account”) for each Participant reflecting the Shares purchased by HealthMarkets under Article IV hereof on behalf of such Participant and the cash and cash equivalents, if any (and investment earnings thereon), to which such Participant is entitled pursuant to Section 7.3 hereof. Shares in a Participant’s Contribution Account shall be held in book-entry, uncertificated form. Each Participant shall be the beneficial owner of all Shares in his or her Contribution Account.
     7.2. Dividends — Except with respect to dividends subject to Section 7.3, the amount of cash dividends, if any, with respect to Shares held in a Participant’s Contribution Account shall be distributed to such Participant promptly after such dividends are received by the Administrator, unless the Administrator at the direction of HealthMarkets, in its sole discretion, applies such dividends to such Participant’s Agent Account.
     7.3. Special Dividends — Notwithstanding anything in Section 7.2 to the contrary, any Special Dividend shall be treated in a manner consistent with this Section 7.3. In connection with the designation of a Special Dividend by Board, the Administrator shall, with the approval of the Plan Administrative Committee, communicate with Participants (1) the amount per Share of such Special Dividend, (2) the expected date of payment of such Special Dividend, (3) the Fair Market Value per Share determined as of the applicable Special Dividend Valuation Date and (4) the amount of any Indebtedness of such Participant and shall request the Participant to select either (i) the Cash Option or (ii) the Special Matching Credit Option. For purposes hereof, (a) the “Cash Option” would be an election to receive the amount of any Special Dividend with respect to Shares held in the Participant’s Contribution Account in cash, less the amount of any Indebtedness of such Participant (which amount would be applied in satisfaction of such Indebtedness), or, if the Special Dividend is less than the amount of the Indebtedness, to have the Indebtedness offset to the extent of the amount of the Special Dividend, and (b) the “Special Matching Credit Option” would be an election to receive the amount of any Special Dividend with respect to Shares held in the Participant’s Contribution Account in Shares (based on the nearest whole number of Shares that the Participant could have purchased with the proceeds of such Special Dividend at the Fair Market Value per Share determined as of the applicable Special Dividend Valuation Date), plus a Special Matching Credit to the Participant’s Matching Account, with the amount of such credit and the applicable vesting terms to be determined by the Administrator and communicated to Participants, provided that no offset against Indebtedness will be applicable to the Special Dividend for Participants electing the Special Matching Credit Option. If a Participant does not provide instructions to the Administrator with respect to the treatment of the Special Dividend, such Participant will be conclusively deemed to have elected the Cash Option.
     7.4. Valuation And Statement of Plan Interest — The Administrator shall make available to each Participant statements reflecting the value of his or her accounts hereunder, which statement shall designate and set forth (a) the total number of Shares in such Participant’s Contribution Account, (b) the number of Total Credits then posted to such Participant’s Matching Account, (c) for statements prior to June 30, 2010, the number of Forfeiture Credits that would be posted to such Participant’s Matching Account assuming allocation of the Forfeiture Pool as of such reporting date, (d) the amount of cash and cash equivalents, if any, then credited to such Participant’s Contribution Account, and (e) such other information as the Administrator may from time to time determine. The number of Shares in such Participant’s Contribution Account designated as Dream Team I Shares, Dream Team II Shares and Dream Team III Shares may be reported on a separate statement. Shares in the Contribution Account shall be valued as of any date at Fair Market Value as determined as of the immediately preceding Valuation Date. The Administrator shall also make available to each Initial Ownership Program Participant who has not yet completed the Initial Ownership Credit eligibility requirements described in Section 3.3 with monthly statements reflecting the Initial Ownership Program Participant’s then current potential Initial Ownership Credit Amount based on FYCEs earned by such Initial Ownership Program Participant from the date he or she first contracted with the Participating Agency to the date of the statement.
     7.5. Nonforfeitable Interest — A Participant’s Contribution Account under the Contribution Program shall be fully vested and nonforfeitable at all times.
ARTICLE VIII.
STOCKHOLDER RIGHTS
     8.1. Voting Rights — With respect to each annual or special meeting of HealthMarkets stockholders, HealthMarkets will send to each Participant a copy of the proxy soliciting material for the meeting sent to HealthMarkets stockholders generally, if any, together with a form requesting instructions on how to vote the number of voting Shares credited to the Participant’s Contribution Account as of the record date, to the extent that the Participant has not already granted a voting proxy with respect to such a vote. To the extent practicable, the Administrator and HealthMarkets will hold in confidence the voting instructions received.

     8.2. Tender And Exchange Rights — HealthMarkets shall provide each Participant with such notices and information statements as are provided to HealthMarkets stockholders generally with respect to a tender or exchange offer together with a form requesting instructions on how to direct HealthMarkets to act with respect to the Shares credited to such Participant’s Contribution Account, to the extent that the Participant has not already granted a voting proxy with respect to such an offer. To the extent practicable, the Administrator and HealthMarkets shall hold any such direction in confidence.
ARTICLE IX.
MATCHING PROGRAM — TOTAL CREDITS
     9.1. Matching Credit - For any given month, a Participant must meet the production requirement set forth on the applicable Total Credit Addendum and make a Contribution to be eligible for the Matching Credit; provided, however, that in no event shall the value of a monthly Matching Credit exceed $2,000 in any given month; provided, further, that for Agent Participants contracted as of December 31, 2009, during the New Horizon Period in no event shall the value of a monthly Matching Credit exceed $3,000 in any given month so long as: (a) the Participant has completed in a timely manner any New Horizon enrollment form(s) required by the Administrator and (b) the Participant does not request during the New Horizon Period a partial withdrawal under Section 11.2 (other than a partial withdrawal under Section 11.2(a)(3)), a complete withdrawal under Section 11.3 (other than a complete withdrawal under Section 11.3(b) as a result of death or Disability) or a special distribution and withdrawal under Section 11.5 (other than a special Distribution and withdrawal under Section 11.5(a) as of the Initial Dream Team I Withdrawal Date, but not in any period succeeding the Initial Dream Team I Withdrawal Date). For each month the Administrator will post on behalf of a Participating Agency or Employer a Matching Credit to the Matching Account of each Participant eligible for such Matching Credit. Except as provided in the applicable Total Credit Addendum, the Matching Credit posted to each Participant’s Matching Account, if any, shall equal the number of Shares purchased under ISOP for that month with the Participant’s Contribution (excluding any Enhancement Amounts), multiplied by the Matching Percentage. The posting date of the Matching Credit will be the same day as the Participant’s Credit Date for the Participant’s Contributions for the month.
     9.2. Bonus Credits - A Participating Agency in its discretion (with the approval of the Plan Administrative Committee) may request the Administrator from time to time to post Bonus Credits to all, or to a group constituting of less than all, Participants’ Matching Accounts in accordance with any Bonus Credit Addendum in effect from time to time. Unless otherwise directed by the Administrator and approved by the Plan Administrative Committee in any Plan Year and communicated to Participants, Bonus Credits forfeited under Article X do not become a part of the Forfeiture Credit Pool.
     9.3. Allocation of Forfeiture Credits —
     (a) Subject to the special allocation provisions of subparagraph (d) hereof, on June 30, 2010, but not thereafter, the Administrator will determine and post a Forfeiture Credit to each active Participant’s Matching Account from the Forfeiture Credit Pool. Each Participant’s Forfeiture Credit shall be determined, to the nearest whole Equivalent Share, by multiplying the Forfeiture Credit Pool by a fraction, (i) the numerator of which is the total Matching Credits which were posted to the Participant’s Matching Account under the ISOP and a Predecessor Plan for the period beginning July 1, 2009 and ending June 30, 2010 (the “Calculation Period”) and (ii) the denominator of which is the aggregate of the Matching Credits posted to all active Participants’ ISOP or Predecessor Plan Accounts for the Calculation Period; provided, however, that for purposes of calculating the numerator and the denominator of such fraction, the total number of Matching Credits credited to any Participant’s ISOP or Predecessor Plan Account during such Calculation Period shall be deemed not to exceed the amount of $15,000 divided by the Fair Market Value of Shares as of the Valuation Date immediately preceding such June 30. For purposes of this Section 9.3, an active Participant is a Participant who is under Contract with (or in the case of an Employee Participant, employed by) a Participating Agency at June 30, 2010. Matching Credits forfeited following June 30, 2010 will not be reallocated to Participants and shall again be available for awards under ISOP.
     (b) If and to the extent that (i) the Administrator posts Bonus Credits pursuant to Section 9.2 to Matching Accounts of a group of Participants constituting less than all Participants’ Matching Accounts (such group of Participants herein referred to as the “Participant Sub-Group”), (ii) the Participating Agency determines in its discretion (with the approval of the Plan Administrative Committee) that, if forfeited, such Bonus Credits shall become a part of the Forfeiture Credit Pool, and Participants in the Participant Sub-Group are so notified at the time such Bonus Credits (“Designated Bonus Credits”) are initially granted, then in such event a Participating Agency may direct the Administrator to post the forfeited Designated Bonus Credits only to the Matching Accounts of the active Participants in the Participant Sub-Group. A Participant in the Participant Sub-Group who has received the Designated Bonus Credits and is active as of June 30, 2010 will receive a portion of the forfeited Designated Bonus Credits for the period of July 1, 2009 to June 30, 2010 determined, to the nearest whole Equivalent Share, by multiplying the number of forfeited Designated Bonus Credits by a fraction, (x) the numerator of which is the total Designated Bonus Credits which were posted to the Participant’s Matching Account for the Calculation Period and (y) the denominator of which is the aggregate of the Designated Bonus Credits posted to all active Participants’ Matching Accounts for the Calculation Period; provided, however, that for purposes of calculating the numerator and the denominator of such fraction, the total number of Designated Bonus Credits credited to any Participant’s Matching Account during such Calculation Period shall be deemed not to exceed the amount of $15,000 divided by the Fair Market Value of Shares as of the Valuation Date immediately preceding June 30, 2010. Bonus Credits forfeited following June 30, 2010 will not be reallocated to Participants and shall be available for awards under ISOP.
     (c) If and to the extent that (i) the Administrator posts Dividend Credits pursuant to Section 9.4 and (ii) the Participating Agency determines in its discretion (with the approval of the Plan Administrative Committee) that such Dividend Credits, if forfeited, shall become a part of the Forfeiture Credit Pool and Participants who initially received such Dividend Credits are so notified at the time such Dividend Credits are granted, then in such event a Participating Agency may direct the Administrator to post the forfeited Dividend Credits to the Matching Accounts of the active Participants who initially received such Dividend Credits. A Participant who has received the Dividend Credits and is active as of June 30, 2010 will receive a portion of the forfeited Dividend Credits for the period of July 1, 2009 to June 30, 2010 determined, to the nearest whole Equivalent Share, by multiplying the number of forfeited Dividend Credits by a fraction, (x) the numerator of which is the total Dividend Credits which were posted to the Participant’s Matching Accounts for Calculation Period, and (y) the denominator of which is the aggregate of Dividend Credits posted to all active Participants’ Matching Accounts for the same period; provided, however, that for purposes of calculating the numerator and the denominator of such fraction, the total number of Dividend Credits credited to any Participant’s Matching Accounts during such Calculation Period shall be deemed not to exceed the amount of $15,000 divided by the Fair Market Value of Shares as of the Valuation Date immediately preceding June 30, 2010. Dividend Credits forfeited following June 30, 2010 will not be reallocated to Participants and shall be available for awards under ISOP.
     (d) Notwithstanding the provisions of Section 9.3(a) if a Participant would have been eligible under the terms of a Predecessor Plan for a 10-Year Frozen Credit Amount, a 15-Year Frozen Credit Amount or a 16-Year Frozen Credit Amount (as such terms are defined in the Predecessor Plans) on June 30, 2010, then the applicable amount (as such amount would have been determined under the Predecessor

Plan) shall be credited to the Participant’s Matching Account in lieu of the credit otherwise provided under Section 9.3(a).
     9.4. Dividends; Dividend Credits - A book credit equal to amount of cash dividends (including Special Dividends), if any, with respect to a Share, multiplied by the number of Matching Credits in a Participant’s Matching Account, shall be credited to such Participant’s Matching Account promptly after a dividend payment. Such book credit shall be in the form of Equivalent Shares to the nearest whole Share that could be purchased with such payment at Fair Market Value per Share determined as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable.
     9.5. Good Standing Requirement. Notwithstanding anything in the ISOP to the contrary, no Participant will be eligible for any credits under the ISOP unless, at the time the credits would otherwise be applied to the Participant’s Matching Account, the Participant is in good standing, as determined by the Administrator in its sole discretion, provided that this requirement shall not apply to the crediting of Initial Ownership Credits to a Matching Account.
ARTICLE X.
MATCHING PROGRAM — VESTING AND PAYMENT
     10.1. Vesting - Subject to Section 10.2, 10.3, 10.4 and 10.5, a portion of a Participant’s previously unvested Matching Account balance shall vest on each January 1 based on the Participant’s consecutive Years of Participation on that date in accordance with the following schedule. For purposes of determining the vested percentage of a Participant’s Matching Account balance, Years of Participation prior to any Period of Ineligibility will not be counted. Except as set forth in Section 10.4, a Participant’s Contract with a Participating Agency must be in effect on December 31 of the prior Plan Year in order to proceed on the vesting schedule on any January 1, except in the case of an Employee Participant, in which case the Participant must be employed as of December 31 of the prior Plan Year.

VESTED PERCENTAGE OF PREVIOUSLY
UNVESTED
COMPLETE YEARS OF	MATCHING CREDITS
PARTICIPATION	ON JANUARY 1
Less than 1	0%
1 but less than 5	15%
5 but less than 8	20%
8 but less than 9	25%
9 but less than 10	50%
10	100%
     10.2. Alternate Vesting Schedule for Certain Participants - If a Participant has completed ten (10) consecutive years of vesting under ISOP and, if applicable, the Predecessor Plans, and has not had a complete withdrawal under such plans and has not incurred a Period of Ineligibility under such plans, then his or her Matching Account balance under ISOP shall vest on each January 1 based on the Participant’s consecutive Years of Participation on that date in accordance with the following schedule. Except as set forth in Section 10.4, a Participant’s Contract with a Participating Agency must be in effect on December 31 of the prior Plan Year in order to proceed on the vesting schedule on any January 1, except in the case of an Employee Participant, in which case the Participant must be employed as of December 31 of the prior Plan Year.

VESTED PERCENTAGE OF PREVIOUSLY
UNVESTED
COMPLETE YEARS OF	MATCHING CREDITS
PARTICIPATION	ON JANUARY 1
Less than 1	0%
1 but less than 2	20.00%
2 but less than 3	33.33%
3 but less than 4	45.46%
4 but less than 5	63.64%
5 or more	100.00%
     10.3. Alternate Vesting Schedule for Certain Participants Who Have completed the Alternate Vesting Schedule in 10.2 — If a Participant has completed ten (10) consecutive years of vesting under ISOP and, if applicable, the Predecessor Plans, and five (5) additional years of vesting as outlined in Section 10.2 and has not had a complete withdrawal under such plans, and has not incurred a Period of Ineligibility under such plans, then his or her Matching Account balance under ISOP shall vest one hundred percent (100%) each January 1. Except as set forth in Section 10.4, a Participant’s Contract with a Participating Agency must be in effect on December 31 of the prior Plan Year in order to proceed on the vesting schedule on any January 1, except in the case of an Employee Participant, in which case the Participant must be employed as of December 31 of the prior Plan Year.
     10.4. Vesting on Termination due to Death or Disability - If a Participant experiences a Termination Date due to death or Disability, the Participant’s Matching Credits that have not vested as of such Termination Date will become one hundred percent (100%) vested and HealthMarkets will make a Total Vested Credit Payment to the Participant’s Contribution Account with respect to such vested Matching Credits as soon as administratively practicable after such Termination Date.
     10.5. Discretionary Vesting Acceleration - Notwithstanding the foregoing, HealthMarkets reserves the right in its discretion (with the approval of the Plan Administrative Committee) to modify and/or accelerate the vesting schedule hereinabove set forth as to any individual Participant in ISOP.
     10.6. Forfeitures - Subject to Section 10.4 and 10.5, if a Participant’s contractual or employment relationship with all Participating Agencies is terminated with or without cause during the current Plan Year (or, in the case of an Employee Participant, the individual’s employment with the Employer ceases) or if a Participant experiences a complete withdrawal under Section 11.3(a), then the nonvested portion of his or her Matching Account shall be forfeited as of his or her Termination Date. Forfeited Matching Credits and/or certain Bonus Credits and/or Dividend Credits shall be accumulated into a Forfeiture Credit Pool to be allocated and posted pursuant to Section 9.4 only through June 30, 2010; thereafter such forfeitures shall again be available for awards under ISOP, but not pursuant to the Forfeiture Credit Pool.
     10.7. Total Vested Credit Payment - As soon as administratively practicable after January 1 of each Plan Year, HealthMarkets will make a Total Vested Credit Payment to the Contribution Account of each of its active Participants in an amount equal to the newly vested Matching Credits under his or her Matching Account (to the nearest whole Equivalent Share). The Total Vested Credit Payment shall be made in the form of Shares or cash equal to the amount necessary to purchase a number of Shares equal to the Participant’s then vested Matching Credits. Shares acquired for purposes of the Total Vested Credit Payment may be newly issued Shares, Treasury Shares, Shares acquired by open market purchase and/or Shares purchased from ISOP Participants or participants in Predecessor Plans, as determined by the Administrator in its sole discretion. At the time the Total Vested Credit Payment is made to the Participant’s Contribution Account, the number of such vested Matching Credits will be deducted from the Participant’s Matching Account. For purposes of this Section 10.7, an active Participant in the Matching Program is an Agent Participant under contract with a Participating Agency or an Employee Participant designated as such on December 31 of the prior Plan Year.
     10.8. Reduction of Total Vested Credit Payment - In the event HealthMarkets or any of its Affiliates, the Administrator, a Participating Agency or any of their respective affiliates shall be held liable under the federal securities laws, the securities laws of any state or otherwise to any Participant for any loss incurred by such Participant’s Contribution Account, then the Total Vested Credit Payment and any prior Total Vested Credit Payment (including similar payments under the Predecessor Plans) shall be reduced on a dollar-for-dollar basis by the amount the Administrator on behalf of HealthMarkets credits the Participant’s Contribution Account in respect to such liability, to the maximum extent permissible under applicable law.
     10.9. Value of Vested Matching Credits —
     (a) The value of vested Matching Credits shall be determined as of the January 1 on which such Matching Credits vest by multiplying the number of Matching Credits then vesting times the Fair Market Value per Share as determined as of the immediately preceding Valuation Date.
     (b) The value of Matching Credits vesting upon the death of a Participant shall be determined by multiplying the number of such Matching Credits then vesting by the Fair Market Value per Share as determined as of the Valuation Date immediately preceding the date of death.
     (c) The value of Matching Credits vesting upon the Disability of a Participant shall be determined by multiplying the number of such Matching Credits then vesting by the Fair Market Value per Share as determined as of the Valuation Date immediately preceding the date the Plan Administrator receives notification of Disability.
     10.10. Vesting of New Horizon Enhancement — Notwithstanding any other provision of Article IX, any portion of a Participant’s Matching Account balance that is a New Horizon Enhancement shall remain unvested until January 1, 2011, on which date such portion of the Participant’s Matching Account shall become vested otherwise in accordance with the terms of Article X, with the Participant receiving credit for any vesting that otherwise would have occurred during the New Horizon Period. Notwithstanding any other provision of Article X, any portion of a Participant’s Matching Account balance that is a New Horizon Enhancement that is forfeited shall not become part of the Forfeiture Credit Pool.
     10.11. Adjustment Upon Change in Status. In the event that a Participant’s status changes from that of an Employee Participant to an Agent Participant or from an Agent Participant to an Employee Participant, the Administrator shall make appropriate adjustments to the credits in the Participant’s Matching Account, which adjustments shall include adjusting the credits to pertain to shares of HealthMarkets Class A-1 Common Stock in the case of an Employee Participant going forward and adjusting the credits to pertain to HealthMarkets Class A-2 common stock in the case of an Agent Participant going forward, in each case upon such conversion ration as the Administrator deems equitable under the circumstances. Such a change in status shall not be treated as a withdrawal for purposes of the ISOP.

ARTICLE XI.
DISTRIBUTION, WITHDRAWAL, AND BENEFICIARY
     11.1. Manner of Distribution —
     (a) Upon a Participant’s withdrawal under Section 11.3, the Administrator will deduct from the Participant’s Contribution Account a number of Shares as is necessary to discharge such Participant’s Indebtedness owing to HealthMarkets, a Participating Agency or its Affiliates, based on the Fair Market Value of such Shares as determined as of the Valuation Date immediately preceding the applicable withdrawal date; provided, however, that the Administrator shall not deduct such Shares from the Participant’s Contribution Account in the event that HealthMarkets, a Participating Agency or its Affiliates, as applicable, waives its rights to utilize amounts vested under this Plan as collateral for Indebtedness owing to HealthMarkets, a Participating Agency or its Affiliates. Such a waiver of collateral rights under this Plan shall not constitute a waiver, release or modification of any Indebtedness owed by an Agent to HealthMarkets, a Participating Agency or its Affiliates. Any remaining Shares shall be distributed in kind to the withdrawing Participant promptly, unless (a) such Participant shall request in writing at the time of his or her withdrawal that the distribution of his or her Contribution Account be in cash and (b) HealthMarkets shall consent (which consent may be withheld in the sole discretion of HealthMarkets) to the distribution of such Participant’s Contribution Account in cash.
     (b) Shares purchased pursuant to this Section 11.1, if any, shall be purchased in accordance with the following provisions, as applicable:
1.	Shares that are Class A-2 common stock purchased under this Section 11.1 pursuant to a complete withdrawal under Section 11.3(a) or Section 11.3(b) (other than a complete withdrawal under Section 11.3(b) due to the occurrence of a Termination Date attributable to the termination of a Participant’s Contract (or employment, in the case of an Employee Participant) for “cause,” which shall be governed by the succeeding paragraph) shall be redeemed as provided in Article IX, Section 1 of the Certificate of Incorporation at a redemption price equal to the Fair Market Value of such Shares as determined as of the Valuation Date immediately preceding the applicable withdrawal date; and

2.	Shares that are Class A-2 common stock purchased under this Section 11.1 pursuant to a complete withdrawal under Section 11.3(b) due to the occurrence of a Termination Date attributable to the termination of a Participant’s Contract for “cause” (or employment, in the case of an Employee Participant) shall be redeemed as provided in Article IX, Section 1 of the Certificate of Incorporation at a redemption price equal to the lesser of (i) the aggregate price paid by the Participant for the Shares being redeemed (which for shares resulting from transfers from the Matching Account of the Participant shall mean the Fair Market Value as of the time of the transfer) and (ii) the Fair Market Value of such Shares as determined as of the Valuation Date immediately preceding the applicable withdrawal date.

3.	The payment for Shares that are Class A-2 common stock in cash as herein provided in this Section 11.1(b) shall in all events be governed by and subject to the specific provisions respecting redemption of Shares set forth in Article IX, Section 1 of the Certificate of Incorporation and the provisions of Section 11.7 hereof.

4.	Shares that are A-1 common stock purchased under this Section 11.1 pursuant to a withdrawal under Section 11.3 shall be redeemed as provided in the stockholders agreement and/or joinder agreement that the recipient of such shares is required to execute as a condition to the receipt of such shares.
     11.2. Partial Withdrawals —
     (a) Participants must elect in writing on a form provided by the Administrator to make a partial withdrawal from his or her Contribution Account prior to his or her Termination Date and remain eligible to participate in ISOP, if and so long as the Fair Market Value of the Shares remaining in such Participant’s Contribution Account as of the date of any such partial withdrawal is in excess of 150% of the principal amount of and accrued interest on Participant’s Indebtedness owing to HealthMarkets, a Participating Agency or its Affiliates. Such election may be made only once every Calendar Year as follows:
1.	In the case of a Participant who has attained the age of fifty five (55), the Participant may withdraw in any Calendar Year up to ten percent (10%) of the value in his or her Contribution Account (as of the date such withdrawal is paid), to the nearest whole Share.

2.	In the case of a Participant who has attained the age of sixty (60), the Participant may withdraw in any Calendar Year up to twenty percent (20%) of the value in his or her Contribution Account (as of the date such withdrawal is paid), to the nearest whole Share.

3.	Upon a Participant’s receipt of a notice of an intent to levy or a valid federal or state levy, a Participant may request to withdraw in cash a value equal to the lesser of (i) the amount of the levy and (ii) an amount equal to the Fair Market Value of the Shares remaining in such Participant’s Contribution Account as of the date of any such partial withdrawal in excess of 150% of the principal amount of and accrued interest on Participant’s Indebtedness owing to HealthMarkets, a Participating Agency or its Affiliates. Upon approval of the Plan Administrative Committee, the Participant will be permitted to make such withdrawal and payment in cash hereunder will be made to the applicable state taxing authority and/or Internal Revenue Service, as instructed by the tax levy.
     (b) All partial withdrawals shall be distributed in kind in Shares, unless (a) the withdrawing Participant shall request in writing on a form provided by the Administrator at the time of his or her withdrawal that the distribution be in cash and (b) HealthMarkets shall consent (which consent may be withheld in the sole discretion of HealthMarkets) to the distribution in cash. In the event that distribution under this Section 11.2 is made in cash, the Shares representing the partial withdrawal shall be purchased from the withdrawing Participant’s Contribution Account at a price per Share equal to the then Fair Market Value of such Shares as determined as of the Valuation Date immediately preceding the applicable withdrawal date. The payment for Shares as herein provided in this Section 11.2 shall in all events be governed by and subject to the specific provisions respecting redemption of Shares set forth in Article IX, Section 1 of the Certificate of Incorporation, in the case of Shares that are Class A-2 common stock and (ii) the stockholders agreement and/or joinder agreement that the recipient of such Shares is required to execute as a condition to the receipt of such Shares, in the case of Shares that are Class A-1 common stock and (ii) the provisions of Section 11.7 hereof.
     11.3. Complete Withdrawal — A complete withdrawal of all Shares from a Participant’s Contribution Account shall occur when:

(a)	The Administrator receives, on a form provided by the Administrator, the Participant’s written election to withdraw from ISOP; or

(b)	The Participant experiences a Termination Date.
     All complete withdrawals shall be distributed in accordance with Section 11.1.
     11.4. Special Tax Withdrawal — In the case of an Agent Participant who incurs a federal or state personal income tax liability upon (i) the vesting of Matching Credits under Matching Program and subsequent transfer of Shares pursuant to Section 10.7 of ISOP or (ii) pursuant to the crediting of Special Dividend Proceeds to such Participant’s Contribution Account as provided for under Section 7.3 of ISOP, the Participant may elect to withdraw in cash (x) up to thirty five percent (35%) of the Fair Market Value of Matching Credits then vesting and Shares transferred (with Fair Market Value determined as of the December 31 immediately preceding the date of such vesting and transfer), with respect to the vesting of Matching Credits under the Matching Program as described in clause (i) above, and (y) up to the applicable federal and state income tax rates with respect to such Special Dividend Proceeds, with respect to the crediting of Special Dividend Proceeds to such Participant’s Contribution Account as described in clause (ii) above. The payment in cash hereunder will be made on or before April 15 to the State Taxing Authority and/or Internal Revenue Service, as instructed by the Participant or as may otherwise be required by law.
     11.5. Special ISOP Distributions and Withdrawals
     (a) As of the January 1 immediately following the Calendar Year in which a Participant shall have completed ten (10) Years of Participation in ISOP and the Predecessor Plans (such January 1 herein referred to as the “Initial Dream Team I Withdrawal Date”), the Participant shall have the right to elect to withdraw a number of Shares equal to not more than fifty percent (50%) of the Shares in the Participant’s Contribution Account as of such Initial Dream Team I Withdrawal Date (the “Initial Dream Team I Share Balance”), provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as set forth in Section 11.6 below. As of each January 1 of each of the four (4) Calendar Years succeeding the Initial Dream Team I Withdrawal Date, the Participant shall have the right to elect to withdraw a number of Shares equal to not more than twelve and one half percent (12.5%) of the Initial Dream Team I Year Balance, plus any Shares that the Participant could have withdrawn, but did not elect to withdraw, on the prior January 1 pursuant this subparagraph (a), provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as outlined in Section 11.6 below. As of each January 1 thereafter, the Participant shall have the right to elect to withdraw a number of Shares equal to 100% of the then remaining Initial Dream Team I Share Balance to the extent such Shares were not previously withdrawn pursuant to the terms of this subparagraph, provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as outlined in Section 11.6 below.
     (b) As of the January 1 immediately following the Calendar Year in which a Participant shall have completed fifteen (15) Years of Participation in ISOP and the Predecessor Plans (such January 1 herein referred to as the “Initial Dream Team II Withdrawal Date”), the Participant shall have the right to elect to withdraw a number of Shares equal to not more than fifty percent (50%) of the Shares in the Participant’s Contribution Account acquired during the five (5) Calendar Years immediately preceding such Dream Team II Withdrawal Date (either through contributions under ISOP or the vesting of Total Credits) (the “Initial Dream Team II Share Balance”), provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as set forth in Section 11.6 below. As of each January 1 of each of the four (4) Calendar Years succeeding the Initial Dream Team II Withdrawal Date, the Participant shall have the right to elect to withdraw up to fifty percent (50%) of

(i)	the Initial Dream Team II Share Balance, less

(ii)	the number of Shares, if any, initially withdrawn pursuant to the immediately preceding sentence and the number of Shares, if any, previously withdrawn pursuant to this sentence;
provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as outlined in Section 11.6 below. As of each January 1 thereafter, the Participant shall have the right to elect to withdraw a number of Shares equal to 100% of any Shares not previously withdrawn pursuant to the two preceding sentences, provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as outlined in Section 11.6 below.
     (c) As of each January 1 following the Calendar Year in which a Participant shall have completed sixteen (16) Years of Participation in ISOP and the Predecessor Plans (each such January 1 herein referred to as a “Dream Team III Withdrawal Date”), a Participant shall have the right to elect to withdraw up to fifty percent (50%) of the Shares in the Participant’s Contribution Account acquired during the Calendar Year immediately preceding such Dream Team III Withdrawal Date (either through contributions under ISOP or the vesting of Matching Credits) plus any Shares that the Participant could have withdrawn, but did not elect to withdraw, on the prior January 1 pursuant this subparagraph (c), provided that the Participant then meets the Special ISOP Distribution and Withdrawal Conditions as set forth in Section 11.6 below.
     (d) A Participant shall have the right to withdraw cash or Shares held in his or her Contribution Account pursuant to the payment of Special Dividend Proceeds at the same time and in the same percentages as provided for in Sections 11.5(a), (b) and (c) above.
     (e) The value of the Shares withdrawn, if applicable, shall be the Fair Market Value of such Shares on the Valuation Date immediately preceding the applicable withdrawal date and shall be distributed in accordance with Section 11.1. If the Participant and/or the Participant’s SubAgent (as that term is defined in any applicable Sales Leader Addendum by and between the Participant and a Participating Agency (the “Addendum”) has Indebtedness owing to HealthMarkets, a Participating Agency and/or its Affiliates, on the date that HealthMarkets through the Administrator receives the Participants’ ISOP special withdrawal request pursuant to this Section 11.5, HealthMarkets through the Administrator may on such date deduct the amount of the Indebtedness from the value of the Contribution Account prior to making distribution under this Section 11.5, which deduction shall be based on the Fair Market Value of such Shares as determined as of the immediately preceding Valuation Date.
     11.6. Special ISOP Distribution and Withdrawal Conditions — For purposes of the foregoing Section 11.5, a Participant shall have been deemed to have met the “Special ISOP Distribution and Withdrawal Conditions” upon satisfaction of each of the following conditions:
(a)	The Participant’s Contract shall be in full force and effect with a Participating Agency except in the case of an Employee Participant, in which case the Participant must be employed by an Employer;

(b)	At the time of the Administrator’s receipt of the Participant’s ISOP withdrawal request, the then remaining balance of the Participant’s Contribution Account shall be in excess of the principal amount of and accrued interest on the Indebtedness; and

(c)	The Participant shall not otherwise have taken any action prohibited under the terms of the Contract with a Participating Agency.

     Whether the Participant has satisfied the Special ISOP Distribution and Withdrawal Conditions shall be determined by HealthMarkets in its sole discretion.
     11.7. Share Purchase —It is the intent of HealthMarkets to accommodate requests from Participants that HealthMarkets purchase Shares that such Participants offer for sale to HealthMarkets upon such Participants’ withdrawal from ISOP. However, HealthMarkets shall not have any obligation to purchase such Shares. In making the determination whether to purchase such Shares, HealthMarkets may consider, among other factors, (i) the availability under or limitations imposed by any credit agreement or other debt instrument to which HealthMarkets may be subject and (ii) HealthMarkets’s capital and liquidity position, as well as such other factors as HealthMarkets, in good faith, deems appropriate, including compliance with applicable law. Notwithstanding the foregoing, HealthMarkets shall not purchase any Shares acquired upon the vesting of Matching Credits that have been held by a Participant for less than six months; provided, however, that this restriction shall not apply in the case of a complete withdrawal from ISOP pursuant to Section 11.3 hereof by reason of termination of a Participant’s contractual relationship with a Participating Agency due to such Participant’s Disability or death. HealthMarkets’s purchase of Shares in a particular case will not create any actual or implied obligation to purchase Shares in any future case.
     11.8. Payments To Persons Who Are Incompetent — In the event that a Participant or Beneficiary is declared incompetent and the Administrator receives satisfactory evidence that a conservator or other person legally charged with the care of the Participant’s or Beneficiary’s person or estate has been appointed, the amount of any distribution to which such Participant or Beneficiary is entitled to receive under ISOP in accordance with Sections 11.1, 11.2, 11.3, 11.4, 11.5 and 11.6 shall be paid to the conservator or other person legally charged with the care of the Participant’s or Beneficiary’s person or estate.
     11.9. Interests Not Transferable — Except when permitted by HealthMarkets, in its sole discretion, in the case of a tax lien levied by the Internal Revenue Service against the Participant as an individual taxpayer, a Participant’s Contribution Account may not be voluntarily assigned, alienated or encumbered. In addition, except to the extent required by applicable law or regulations or in connection with any judicial or administrative proceedings (including, without limitation, a court order or other legal process in a divorce or family law matter), a Participant’s Contribution Account may not be involuntarily assigned, alienated or encumbered. Notwithstanding the foregoing, a Participant shall assign his or her Contribution Account to a Participating Agency as security for the Participant’s Agent Account and other Indebtedness to HealthMarkets, a Participating Agency or its Affiliates.
     11.10. Designation Of Beneficiary — Each Participant may designate, by signing a form furnished by the Administrator, any legal person or persons (who may be designated contingent or successive) to whom the Participant’s Contribution Account is to be distributed in the event of the Participant’s death, subject to repayment of Participant’s Indebtedness to HealthMarkets, a Participating Agency or its Affiliates, including but not limited to any amount reflected in the Participant’s Agent Account. A Beneficiary designation will be effective upon the acknowledged receipt by the Administrator of an executed Beneficiary designation form submitted by a living Participant. Any newly submitted Beneficiary designation form shall cancel all earlier Beneficiary designations.
     11.11. Certificate of Incorporation — For the purposes of clarity, each Share purchased pursuant to or transferred to a Participant’s Contribution Account under ISOP shall be subject to the provisions of the Certificate of Incorporation (or, if applicable, a shareholders agreement or joinder agreement), including any transfer, forced sale, redemption and other restrictions set forth therein.

     11.12. Applicable Withdrawal Date. When used in this Article XI, the term “applicable withdrawal date” shall mean the date the Administrator receives a written notice of withdrawal from the Participant on an appropriate form designated by the Administrator or, if no such notice is received, the date set forth in the notice of redemption sent by the Administrator to the Participant.
     11.13. Applicability. The provisions of this Article XI shall not apply to the Initial Ownership Program.
ARTICLE XII.
AMENDMENT AND TERMINATION OF ISOP
     12.1. Amendment —
          (a) HealthMarkets reserves the right to amend the ISOP at any time for any reason; provided, however, that (i) no amendment shall reduce the number of Shares in a Participant’s Contribution Account or restrict the right of a Participant to withdraw under Sections 11.2, 11.3, 11.4, 11.5 and 11.6 any amounts credited to his or her Contribution Account prior to such amendment, and (ii) to the extent required by applicable law or regulation, any proposed amendment to the Plan will be subject to approval of the shareholders of HealthMarkets.
          (b) Any Participating Agency may, with approval of HealthMarkets, amend the Base Monthly Contribution for such Participating Agency’s Participating Agents at any time by filing an amended Contribution Addendum with the Administrator. Amendments will become effective for Contributions made forty-five (45) days after notice of any such amendment is distributed to Participants in accordance with procedures established by the Administrator, in its sole discretion, from time to time. Any Participating Agency may, with approval of HealthMarkets, amend the Initial Ownership Credit Amount for such Participating Agency’s Participating Agents at any time by filing an amended Credit Addendum with the Administrator. Amendments will become effective for Credits made forty-five (45) days after notice of any such amendment is distributed to Participants in accordance with procedures established by the Administrator, in its sole discretion, from time to time.
     12.2. Termination of the Plan — While HealthMarkets expects and intends to continue ISOP, HealthMarkets reserves the right to terminate ISOP at any time. ISOP will terminate as to all Participants on the first to occur of the following:
(a)	The date ISOP is terminated by HealthMarkets,

(b)	The date that HealthMarkets is judicially declared bankrupt or insolvent, or

(c)	The date of the dissolution, merger, consolidation, or reorganization of HealthMarkets, or the sale of all or substantially all of HealthMarkets’ assets, except that arrangements may be made whereby ISOP will be continued by any successor to HealthMarkets or any purchaser of all or substantially all of HealthMarkets’ assets, in which case the successor or purchaser will be substituted for HealthMarkets under ISOP.
     12.3. Withdrawal Of Participating Agency — A Participating Agency may withdraw its participation in ISOP, or HealthMarkets through the Administrator may terminate any Participating Agency’s participation, in each case by submitting written notification of such withdrawal or termination to the other party at least thirty (30) days prior to the effective date of such withdrawal or termination of participation. Subject to Section 12.4, as of the effective date of any such withdrawal or termination of participation, all Participants who are then contracted or associated with such Participating Agency will be deemed to have experienced a Termination Date.
     12.4. Payments on Termination — On termination of ISOP under Section 12.2, each Participant’s Contribution Account will be distributed to the Participant in accordance with Article VIII. Upon withdrawal or termination of a Participating Agency under Section 12.3, each affected Participant’s Contribution Account will be distributed to the Participant in accordance with Article XI, unless HealthMarkets consents, in its sole discretion, to such Participant’s continuation in ISOP, provided, however, that with respect to crediting of Initial Ownership Credits on behalf of any Initial Ownership Program Participant who has not completed his or her first full Calendar Year following the date the Initial Ownership Program Participant first entered into a written Contract with the Participating Agency shall be at the sole discretion of HealthMarkets. Any crediting with respect to Initial Ownership Credits will be made as soon as administratively practical following the termination date. On termination of ISOP under Section 12.2, vesting of Matching Credits will be at the sole discretion of Healthmarkets. Each transfer of a Participant’s Matching Credits, if any, will be made as soon as administratively practicable following the date of such termination in accordance with Section 10.6. Subject to Section 10.8, no termination may retroactively reduce Matching Credits previously transferred to a Participant’s Contribution Account.
     12.5. Notice of Amendment — The Administrator will notify affected Participants and Beneficiaries of any material amendment or termination of ISOP.
     12.6. Prior Plans Superseded. The terms of ISOP as herein set forth shall supersede in all respects and be in complete substitution for all other prior agreements and understandings with respect to the subject matter hereof, including without limitation the terms of the Predecessor Plans.
     12.7. Rights of Participants — Subject in all respects to the right of HealthMarkets as provided in Section 12.1 hereof to amend ISOP at any time and the right of HealthMarkets to terminate ISOP as provided in Section 12.2 hereof at any time, it is agreed and hereby acknowledged that the obligation, if any, to maintain ISOP shall be and remain solely the obligation of HealthMarkets and not the obligation of any of HealthMarkets’ Affiliate, and no Participant hereunder shall have recourse to or other rights against any of HealthMarkets’ Affiliates in connection with the maintenance or administration of ISOP. Notwithstanding the foregoing, HealthMarkets reserves the right to maintain and/or administer ISOP through one or more of its Affiliates.
ARTICLE XIII.
MISCELLANEOUS
     13.1. Withholding and Tax Obligations. HealthMarkets or any Affiliate is authorized to withhold from any amounts payable hereunder amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, the Grantee shall or may satisfy such obligation (in whole or in part) by electing to have withheld a portion of the shares of Stock otherwise to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld.

     13.2. Section 409A of the Code. To the extent applicable, it is intended that the compensation arrangements under ISOP be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”). The ISOP will be construed, to the maximum extent permitted, in a manner to give effect to such intention.  To the extent that any provision of ISOP would result in a Participant being subject to payment of the additional tax, interest and penalty under Section 409A, HealthMarkets through the Administrator reserves the right to amend ISOP at any time in order to bring ISOP into compliance with Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A. In no event whatsoever (including, but not limited to, as a result of this Section or otherwise) will HealthMarkets or any of its affiliates be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A.  Neither HealthMarkets nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.
     13.3. Taxes. HealthMarkets or any Affiliate is authorized to withhold from any amount payable hereunder all amounts of withholding and other taxes due in connection with any transaction under the ISOP and to take such other action as the Administrator, the Company or an Affiliate may deem advisable to enable HealthMarkets and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to participation in the ISOP. This authority shall include authority to withhold or receive Shares and to make cash payments in respect thereof in satisfaction of a Participant’s minimum statutory required tax obligations.
     13.4. General Equitable Adjustment Authority. In the event of a dividend (other than a normal cash dividend) or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, share exchange, or other similar corporate transaction or event, the Administrator shall have the authority, in its sole discretion, to make any such adjustments to Matching Accounts, Total Credits and any other aspect of the ISOP as it deems necessary or appropriate. The decisions of the Administrator regarding any such adjustment or interpretation need not be consistent among Participants and shall be final, binding and conclusive.
     13.5. Stockholders Agreement. The Administrator may, in its sole discretion, require, as a condition to the delivery of any Shares hereunder, a Participant to enter into a stockholders agreement and/or joinder agreement with respect to such Shares, in such form as the Administrator determines in its discretion.
     13.6. Conditions to Delivery of Shares. The delivery of Shares hereunder is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable hereunder is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, such delivery, no such delivery shall be made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
     13.7. Securities Laws. It is intended that the terms of the ISOP be in full compliance with applicable federal and state securities laws and regulations, including, without limitation, the Securities Act of 1933, as amended, and the regulations and any other formal guidance promulgated with respect to such laws and regulations by the Securities and Exchange Commission and other applicable governmental authorities (collectively, the “Securities Laws”). The ISOP will be construed, to the maximum extent permitted, in a manner to give effect to such intention. To the extent that HealthMarkets determines, in its sole discretion, that any term or condition of the ISOP does not comply (or potentially fails to comply) with the Securities Laws, HealthMarkets, through the Administrator, reserves the right to: (a) terminate the ISOP as to all Participants pursuant to Section 12.2; (b) terminate the ISOP as to certain Participants as HealthMarkets determines, in its sole discretion, is required to comply with the Securities Laws; (c) suspend the ISOP, in whole or in part, including, without limitation, discontinuing all Contributions, as to all Participants or certain Participants, until such time as HealthMarkets, in its sole discretion, determines that the ISOP complies with the Securities Laws; and (d) amend the ISOP, in any manner and at any time in order to bring the ISOP into compliance with the Securities Laws, and thereafter interpret its provisions in a manner that complies with the Securities Laws.
     13.8. Predecessor Plans. If a Participant in a Predecessor Plan fails to fulfill the eligibility requirements for this ISOP, the terms of the applicable Predecessor Plans shall continue to govern the rights of such Participant with respect to amounts hereunder attributable to participation in the Predecessor Plan.

Initial Ownership
Credit Addendum

Participating Agency:	InSphere Insurance Solutions, Inc.

9151 Boulevard 26

North Richland Hills, Texas 76180
Subject to Section 3.3 of the ISOP, the Initial Ownership Credit Amount is established at ten percent (10%) of the Initial Ownership Program Participant’s First Year Commission Equivalent (FYCE), not to exceed a cap of $36,000. Notwithstanding the foregoing, subject to Section 3.3 of the ISOP, each Agent Participant contracted as of December 31, 2009 and participating in the Initial Ownership Program during the New Horizon Period (as defined in Section 1.34 of the ISOP) will continue to receive the New Horizon Enhancement (as defined in Section 1.34 of the ISOP). Under the New Horizon Enhancement, such percentage shall be increased and shall be equal to twenty percent (20%) of the Initial Ownership Program Participant’s FYCE, not to exceed a cap of $36,000.
This Addendum is effective as of January 1, 2010.

Contribution Addendum

Participating Agency:	InSphere Insurance Solutions, Inc.

9151 Boulevard 26

North Richland Hills, Texas 76180
In accordance with Sections 1.6 and 4.1 of the ISOP, each Participant’s Base Monthly Contribution shall be calculated as a percentage of such Participant’s commissions, as set forth below; provided that a Participant’s Base Monthly Contribution shall never exceed $2,000 in the aggregate from commissions and/or compensation received from all Participating Agencies.
A.	Commissions from personal production.
1.	Up to ten percent (10%) of first year commissions (defined as first year commissions and bonuses) posted to the Participant’s Agent Account in the immediate preceding month; plus

2.	Up to five percent (5%) of renewal commissions posted to the Participant’s Agent Account in the immediate preceding month.
B.	Override commissions for all management levels.
1.	Up to ten percent (10%) of first year commissions (defined as first year overrides and bonuses) posted to the Participant’s Agent Account in the immediate preceding month; plus

2.	Up to five percent (5%) of renewal override commissions posted to the Participant’s Agent Account in the immediate preceding month.
Each month, the Participant’s Contribution, if any, shall be recorded as indicated in this Contribution Addendum.
This Addendum is effective as of January 1, 2010.

Total Credit Addendum

Participating Agency:	InSphere Insurance Solutions, Inc.

9151 Boulevard 26

North Richland Hills, Texas 76180
1.	MATCHING PERCENTAGE - Subject to the following provisions and Section 1.40 of the ISOP, the Matching Percentage is established at 100%.

2.	MINIMUM PRODUCTIVITY REQUIREMENTS FOR GOOD STANDING - Minimum productivity will be measured on a rolling basis beginning in month 12 (based on contract year or employment year, as applicable). In month 12, a Participant must be at $10,000 FYCE. The minimum productivity threshold increases by $666.67 FYCE for months 13-24 up to a required minimum productivity threshold of $18,000 in month 24. Thereafter, all month 24+ Participants must maintain a production volume of at least $18,000 FYCE to maintain their affiliation with InSphere. Production relative to minimum productivity thresholds will be assessed four times a year (once per quarter) and based on a rolling 12 months.

At each assessment, the weighted FYCE for the previous 12 months will be compared to the minimum productivity threshold. If production for the previous 12 months does not meet the minimum productivity threshold, the agent will be placed on probation.
This Addendum is effective as of January 1, 2010.